Exhibit 99.1

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Investor and Media Contact:
Stacie D. Byars	Carolyn Wang
WeissComm Partners	WeissComm Partners
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sdbyars@wcpglobal.com	cbwang@wcpglobal.com

TARGETED GENETICS REPORTS ADDITIONAL DATA FROM
INFLAMMATORY ARTHRITIS CLINICAL TRIAL

BOSTON, Mass. and SEATTLE, Wash. - May 30, 2008- Targeted Genetics Corporation (Nasdaq: TGEN) today announced additional interim data from its Phase 1/2 clinical study of tgAAC94 in patients with inflammatory arthritis. Pervin Anklesaria, PhD, Vice President of Therapeutic Development for Targeted Genetics, presented the data in an oral presentation at the 11th Annual Meeting of the American Society of Gene Therapy in Seattle (ASGT).

Data were presented on 127 adults who received a single intra-articular injection of either active drug (tgAAC94) or placebo, followed by an open-label injection 12-30 weeks later, depending on when the treated joint met pre-determined criteria for re-injection. tgAAC94 is an investigational therapeutic designed to inhibit the activity of tumor necrosis factor-alpha (TNF-alpha), a key mediator of inflammation. The Phase 1/2 study is designed to assess the safety and potential effect of multiple doses of tgAAC94 administered directly to affected joints of subjects with inflammatory arthritis with or without concurrent use of systemic TNF antagonist therapies.

It was reported that 127 subjects received the 1st injection of blinded study drug and 95 of those subjects received a 2nd injection of open-label study drug. The drug resulted in administrative site reactions following 12% of injections, but was otherwise well-tolerated. There was only one serious adverse event (SAE), a culture negative septic arthritis, which was determined to be probably related to tgAAC94. Other SAEs included a case of fatal disseminated histoplasmosis in a subject receiving systemic anti-TNF therapy that was ultimately deemed unrelated to study agent, and 10 other unrelated SAEs.

Clinical responses were assessed in the 66 subjects in the Segment B portion using patient reported outcomes. Although the trial was not powered to detect a significant difference between treated and placebo subjects, a 30% decrease in the global visual analog scale (VAS) was experienced by 21/50 (42%) subjects and 3/16 (19%) placebo subjects 12 weeks after 1st injection. The global VAS is a clinically meaningful and commonly used pain assessment tool to help patients describe the intensity of their pain. A 2-point decrease in swelling was noted in 8/50 (16%) treated subjects and 3/16 (19%) placebo subjects 12 weeks after 1st injection. It appears that the patient reported outcome measures of clinical response yielded greater differentiation between tgAAC94 and placebo than physical examination.

“Although these results do not provide statistical evidence of efficacy, we believe they suggest that tgAAC94 has the potential to improve disease symptoms that are refractory to other therapies, including systemic TNF antagonists,” said H. Stewart Parker, president and chief executive officer of Targeted Genetics. “These clinical observations will help guide further clinical development. Additional treatment options are essential for allowing all patients with inflammatory arthritis to achieve optimal relief of their symptoms.”

Patients in this Phase 1/2 study continue to be followed for safety and measures aimed to assess functional improvement in treated joints. In a subset of subjects MRI was also performed on treated joints and decrease in effusion was noted in 1/10 subjects tested.

Dr. Anklesaria will also be presenting in a Scientific Symposium on safety and clinical outcomes of intra-articular injection of tgAAC94.

About Targeted Genetics Corporation
Targeted Genetics Corporation is a biotechnology company committed to the development of innovative targeted molecular therapies for the prevention and treatment of acquired and inherited diseases with significant unmet medical need. Targeted Genetics’ proprietary Adeno-Associated Virus (AAV) technology platform allows it to deliver genes that encode proteins to increase gene function or RNAi to decrease or silence gene function. Targeted Genetics’ product development efforts target inflammatory arthritis, AIDS prophylaxis, congestive heart failure and Huntington's disease. To learn more about Targeted Genetics, visit Targeted Genetics’ website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding the Company's business strategy and product development, including statements regarding the data collected in the inflammatory arthritis study, the potential efficacy of tgAAC94, the potential impact of the study on our results of operations and other statements about the Company's plans, objectives, intentions and expectations. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, payments anticipated by the Company under product development collaborations and contracts, the Company's actual expenses, the Company's ability to raise capital when needed, the timing, nature and results of the Company's clinical trials, potential development of alternative technologies or more effective products by competitors, the Company's ability to obtain and maintain regulatory or institutional approvals, the Company's ability to maintain its listing on the NASDAQ Capital Market and the Company's ability to obtain, maintain and protect its intellectual property, as well as other risk factors described in its filings with the Securities and Exchange Commission (SEC), including in "Item 1A. Risk Factors" in the Company’s most recent quarterly report on Form 10-Q for the quarter ended March 31, 2008 filed with the SEC. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. The Company undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company's expectations.

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